Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331
KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 11 DATED OCTOBER 17, 2017
TO THE PROSPECTUS DATED JUNE 28, 2017

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated June 28, 2017, as supplemented by supplement no. 9 dated October 3, 2017 and supplement no. 10 dated October 3, 2017. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the declaration of cash distributions for November 2017 record dates and the declaration of a stock dividend for the month of November 2017.
Cash Distribution Declared
On October 11, 2017, our board of directors declared cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the period from November 1, 2017 through November 30, 2017, which we expect to pay in December 2017. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan. Distributions for this period will be calculated based on stockholders of record each day during this period at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.
Stock Dividend Declared
Also on October 11, 2017, our board of directors authorized a stock dividend for the month of November 2017, in the amount of 0.001667 shares of common stock on each outstanding share of common stock to all common stockholders of record as of the close of business on November 30, 2017. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. We expect to issue this stock dividend in December 2017.

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